Exhibit 10.2

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Investment Management Trust Agreement (this “Agreement”) is made effective as of October 2, 2025, by and between Range Capital Acquisition Corp II, a Cayman Islands exempted company (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”).

WHEREAS, the Company’s registration statement on Form S-1, File No. 333-290118 (the “Registration Statement”) for its initial public offering of securities (“IPO”) has been declared effective as of the date hereof (the “Effective Date”) by the Securities and Exchange Commission (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement); and

WHEREAS, BTIG, LLC is acting as the representative (the “Representative”) of the underwriters in the IPO; and

WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time (the “MAA”), $200,000,000 ($230,000,000 if the over-allotment option is exercised in full) of the proceeds from the IPO and a simultaneous private placement of units will be delivered to the Trustee to be deposited and held in a segregated trust account located at all times in the United States (the “Trust Account”) for the benefit of the Company and the holders of the Company’s Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”), issued in the IPO as hereinafter provided (the proceeds to be delivered to the Trustee will be referred to herein as the “Property”; the shareholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Shareholders,” and the Public Shareholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property;

IT IS AGREED:

1. Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a) Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement in the Trust Account established by the Trustee initially at JPMorgan Chase Bank, N.A. (or at another U.S. chartered commercial bank with consolidated assets of $100 billion or more) in the United States, maintained by Trustee, and at a brokerage institution selected by the Trustee that is reasonably satisfactory to the Company;

(b) Manage, supervise, and administer the Trust Account subject to the terms and conditions set forth herein;

(c) In a timely manner, upon the written instruction of the Company, (i) invest and reinvest the Property solely in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act (or any successor rule), which invest only in direct U.S. government treasury obligations or (ii) deposit the Property into an interest bearing or non-interest bearing bank demand deposit account at a U.S. chartered commercial bank with consolidated assets of $100 billion or more selected by the Trustee that is reasonably satisfactory to the Company; it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder and while the account funds are invested or uninvested, the Trustee may earn bank credits or other consideration during such periods;

(d) Collect and receive, when due, all principal, interest or other income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e) Promptly notify the Company and the Representative of all communications received by the Trustee with respect to any Property requiring action by the Company;

(f) Supply any necessary information or documents as may be requested by the Company (or its authorized agents) in connection with the Company’s preparation of the tax returns relating to assets held in the Trust Account;

(g) Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as, and when instructed by the Company to do so;

(h) Render to the Company monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or other authorized persons and, complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned not previously released to the Company to pay its taxes payable or owed (excluding any Excise Tax) (and, in the case of Exhibit B, less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein; provided, however, that (i) in the event that a Termination Letter has not been received by the Trustee within the period of time provided in the Company’s MAA, including all available extensions provided therein or as may be approved by the Company’s shareholders (such later date being referred to as the “Last Date”), or (ii) upon the end of a 30-day cure period after the date any additional amount of funds was required to be deposited in the Trust Account as a condition of any extension of the Last Date approved by the Company’s shareholders, the Trust Account shall be liquidated by the Trustee in accordance with the procedures set forth in the Termination Letter attached as Exhibit B or similar hereto (net of taxes payable or owed (excluding any Excise Tax) and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses) and distributed to the Public Stockholders as of the Last Date; and

(j) Upon receipt of a letter (an “Shareholder Redemption Withdrawal Instruction”) in the form of Exhibit C, signed on behalf of the Company by an authorized officer, distribute to Public Shareholders who exercised their redemption rights in connection with an amendment to the Company’s MAA (A) to modify the substance or timing of the Company’s obligations with respect to redemption rights as described in the Registration Statement or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination (as defined below) activity (an “Amendment”) an amount equal to the pro rata portion of the Property relating to the Ordinary Shares for which such Public Shareholders have exercised redemption rights in connection with such Amendment.

2. Limited Distributions of Income from Trust Account.

(a) Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit D, the Trustee shall distribute to the Company the amount of interest income earned on the Trust Account requested by the Company to cover any income or other tax obligation owed by the Company (excluding any Excise Tax).

(b) The limited distributions referred to in Section 2(a) above shall be made only from income collected on the Property. Except as provided in Section 2(a) above, no other distributions from the Trust Account shall be permitted except in accordance with Sections 1(i), 1(j) or 1(k) hereof.

3. Agreements and Covenants of the Company. The Company agrees and covenants to:

(a) Give all instructions to the Trustee hereunder in writing, signed by any one of the Company’s authorized officers. In addition, except with respect to its duties under Sections 1(i), 1(j), and 2(a) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it, in good faith and with reasonable care, believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b) Subject to the provisions of Section 5 of this Agreement, hold the Trustee harmless and indemnify the Trustee from and against any and all expenses, including reasonable counsel fees and disbursements, or losses suffered by the Trustee in connection with any claim, potential claim, action, suit, or other proceeding brought against the Trustee which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit, or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim, provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Trustee may not agree to settle any Indemnified Claim without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may participate in such action with its own counsel;

(c) Pay the Trustee an initial acceptance fee, an annual fee, and a transaction processing fee for each disbursement made pursuant to Section 2(a) as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees and further agreed that any fees owed to the Trustee shall be deducted by the Trustee from the disbursements made to the Company pursuant to Section 1(i) solely in connection with the consummation of a business combination (a “Business Combination”). The Company shall pay the Trustee the initial acceptance fee and first annual fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date;

(d) In connection with any vote of the Company’s shareholders regarding a Business Combination, provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and/or tabulating shareholder votes verifying the vote of the Company’s shareholders regarding such Business Combination;

(e) In the event that the Company directs the Trustee to commence liquidation of the Trust Account pursuant to Section 1(i), the Company agrees that it will not direct the Trustee to make any payments that are not specifically authorized by this Agreement;

(f) If the Company has an Amendment approved by its shareholders, provide the Trustee with a Shareholder Redemption Withdrawal Instruction in the form of Exhibit C providing instructions for the distribution of funds to Public Shareholders who exercise their redemption rights in connection with such Instruction; and

(g) Provide the Representative with a copy of any Termination Letter, Shareholder Redemption Withdrawal Instruction, and/or any other correspondence that it issues to the Trustee with respect to any proposed withdrawal from the Trust Account promptly after such issuance.

4. Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a) Take any action with respect to the Property, other than as directed in Sections 1 and 2 hereof, and the Trustee shall have no liability to any party except for liability arising out of the Trustee’s gross negligence, fraud or willful misconduct;

(b) Institute any proceeding for the collection of any principal and income arising from, or institute, appear in, or defend any proceeding of any kind with respect to, any of the Property unless and until the Trustee shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c) Change the investment of any Property, other than in compliance with Section 1(c);

(d) Refund any depreciation in principal of any Property;

(e) Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

(f) The other parties hereto or to anyone else for any action taken or omitted by the Trustee, or any action suffered by the Trustee to be taken or omitted, in good faith and in the exercise of the Trustee’s best judgment, except for the Trustee’s gross negligence, fraud or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion, or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith and with reasonable care, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination, or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any Business Combination consummated by the Company or any other action taken by it is as contemplated by the Registration Statement;

(h) File local, state, and/or federal tax returns or information returns with any taxing authority on behalf of the Trust Account or deliver payee statements to the Company documenting the taxes, if any, payable by the Company or the Trust Account, relating to the income earned on the Property;

(i) Pay any taxes on behalf of the Trust Account (it being expressly understood that the Property shall not be used to pay any such taxes and that such taxes, if any, shall be paid by the Company from funds not held in the Trust Account or released to it under Section 2(a) hereof);

(j) Imply obligations, perform duties, inquire, or otherwise be subject to the provisions of any agreement or document other than this agreement and that which is expressly set forth herein; or

(k) Verify calculations, qualify, or otherwise approve Company requests for distributions pursuant to Sections 1(i), 1(j), or 2(a) above.

5. Trust Account Waiver. The Trustee has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event the Trustee has any Claim against the Company under this Agreement, including, without limitation, under Section 3(b) or Section 3(c) hereof, the Trustee shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the Property or any monies in the Trust Account.

6. Termination. This Agreement shall terminate as follows:

(a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee during which time the Trustee shall act in accordance with this Agreement. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety (90) days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with any court in the State of New York or with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; or

(b) At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of Section 1(i) hereof, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 3(b) and Section 5.

7. Miscellaneous.

(a) The Company and the Trustee will each restrict access to confidential information relating to funds being transferred to or from the Trust Account to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon all information supplied to it by the Company, including account names, account numbers, and all other identifying information relating to a beneficiary, beneficiary’s bank, or intermediary bank. Except for any liability arising out of the Trustee’s gross negligence, fraud or willful misconduct, the Trustee shall not be liable for any loss, liability, or expense resulting from any error in the information supplied to it or funds transferred based on such information.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

(c) This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(d) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i) and 1(j) (which sections may not be modified, amended or deleted without the affirmative vote of the holders of at least two thirds of the then outstanding Ordinary Shares in respect of which votes are cast at a duly convened general meeting of the Company; provided that no such amendment will affect any Public Shareholder who has otherwise indicated his, her or its election to redeem his, her or its Ordinary Shares in connection with a shareholder vote sought to amend this Agreement, including a corresponding change to the Company’s MAA), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of the Representative. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.

(e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

if to the Trustee, to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Email: fwolf@continentalstock.com and cgonzalez@continentalstock.com if to the Company, to:

Range Capital Acquisition Corp II

44 Main Street

Cold Spring Harbor, NY 11724

Attn: Tim Rotolo

Email: tjr@lloydharborcapital.com

in either case with a copy (which copy shall not constitute notice) to:

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

Attn: Jason Simon, Esq.

Email: simonj@gtlaw.com

and

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020-1104

Attn: Stephen P. Alicanti, Esq.

(f) This Agreement may not be assigned by the Trustee without the prior consent of the Company.

(g) Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder.

(h) Each of the Company and the Trustee hereby acknowledge that the Representative is a third party beneficiary of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President

RANGE CAPITAL ACQUISITION CORP II

By:	/s/ Tim Rotolo
Name: Tim Rotolo
Title: Chief Executive Officer

[Signature Page to Investment Management Trust Agreement]

SCHEDULE A

Fee Item	Time and method of payment	Amount
Initial acceptance fee	Initial closing of IPO by wire transfer	$2,000.00
Annual fee	First year, initial closing of IPO by wire transfer; thereafter on the anniversary of the effective date of the IPO by wire transfer or check	$8,000.00
Transaction processing fee for disbursements to Company under Section 2	Billed to Company following disbursement made to Company under Section 2	$150.00
Paying Agent services as required pursuant to Sections 1(i) and 1(j)	Billed to Company upon delivery of service pursuant to Section 1(i) and 1(j)	Prevailing rates

EXHIBIT A

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account – Termination Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Range Capital Acquisition Corp II (the “Company”) and Continental Stock Transfer & Trust Company, dated as of [  ], 2025 (“Trust Agreement”), this is to advise you that the Company has entered into an agreement with [  ] (the “Target Business”) to consummate a business combination with the Target Business (“Business Combination”) on or about [insert date]. The Company shall notify you at least (72) hours in advance (or such shorter time as you may agree) of the actual date of the consummation of the Business Combination (the “Consummation Date”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence to liquidate all of the assets of the Trust Account and transfer the proceeds to a segregated account held by you on behalf of the Beneficiaries to the effect that, on the Consummation Date, all of the funds held in the trust operating account at JP Morgan Chase NA (the “Trust Operating Account”) will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date. It is acknowledged and agreed that while the funds are on deposit in the Trust Operating Account awaiting distribution, the Company will not earn any interest or dividends.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated (the “Notification”) and (ii) the Company shall deliver to you (a) [an affidavit] [a certificate] by the Chief Executive Officer, which verifies that the Business Combination has been approved by a vote of the Company’s shareholders, if a vote is held and (b) joint written instructions from the Company and the Representative with respect to the transfer of the funds held in the Trust Account, including payment of amounts owed to Public Shareholders who have properly exercised their redemption rights (“Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the Notification and the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company in writing of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account, your obligations under the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then upon receipt by the you of written instructions from the Company, the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in such notice as soon thereafter as possible.

[Signature Page Follows]

Very truly yours,

RANGE CAPITAL ACQUISITION CORP II

By:
Name:
Title:

AGREED TO AND ACKNOWLEDGED BY:

BTIG, LLC

By:
Name:
Title:

EXHIBIT B

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account – Termination Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Range Capital Acquisition Corp II (the “Company”) and Continental Stock Transfer & Trust Company, dated as of [  ], 2025 (the “Trust Agreement”), this is to advise you that the Company has been unable to effect a Business Combination with a target business within the time frame specified in the Company’s MAA, as described in the Company’s prospectus relating to its IPO. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to liquidate all of the assets in the Trust Account and transfer the total proceeds into a segregated account held by you on behalf of the Beneficiaries to await distribution to the Public Shareholders, less taxes payable and up to $100,000 to cover dissolution expenses of the Company. In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer (via wire transfer) such $_____ promptly upon your receipt of this letter to the Company’s operating account at:

[WIRE INSTRUCTION INFORMATION]

The Company has selected [•] as the effective date for the purpose of determining when the Public Shareholders will be entitled to receive their share of the liquidation proceeds. You agree to be the Paying Agent of record and in your separate capacity as Paying Agent, agree to distribute said funds directly to the Public Shareholders in accordance with the terms of the Trust Agreement and the Company’s MAA. Upon the distribution of all the funds in the Trust Account, your obligations under the Trust Agreement shall be terminated.

Very truly yours,

RANGE CAPITAL ACQUISITION CORP II

By:
Name:
Title:

cc:	BTIG, LLC

EXHIBIT C

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account – Shareholder Redemption Withdrawal Instruction

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between Range Capital Acquisition Corp II (the “Company”) and Continental Stock Transfer& Trust Company, dated as of [  ], 2025 (the “Trust Agreement”), this is to inform you that in connection with the shareholder vote to approve an Amendment to the Company’s MAA, Public Shareholders holding [____]Ordinary Shares have properly requested redemption of such shares for their pro rata portion of the Property held in the Trust Account. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to liquidate such investments in the Trust Account on [___, 20_], as required to pay an aggregate of $[_________], or $[_________] per share, to the Public Shareholders that have properly requested redemption of their Ordinary Shares for their pro rata portion of the Property held in Trust Account and to transfer the total proceeds into the trust operating account at [•] to await distribution to such Public Shareholders. You agree to be the Paying Agent of record and, in your separate capacity as Paying Agent, agree to distribute said funds directly to the Public Shareholders that have properly requested redemption of their Ordinary Shares in accordance with the terms of the Trust Agreement and the Company’s MAA.

Very truly yours,

RANGE CAPITAL ACQUISITION CORP II

By:
Name:
Title:

cc:	BTIG, LLC

EXHIBIT D

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account – Tax Withdrawal Instruction

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 2(a) of the Investment Management Trust Agreement between Range Capital Acquisition Corp II (the “Company”) and Continental Stock Transfer & Trust Company, dated as of [ ], 2025 (“Trust Agreement”), the Company hereby requests that you deliver to the Company $[____] of the interest income earned on the Property as of the date hereof. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

The Company needs such funds to pay for the tax obligations as set forth on the attached tax return or tax statement. In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the Company’s operating account at:

[WIRE INSTRUCTION INFORMATION]

Very truly yours,

RANGE CAPITAL ACQUISITION CORP II

By:
Name:
Title:

cc:	BTIG, LLC